EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Broadwing Corporation Reports Financial Results

For the Third Quarter 2005

Company Reports Revenue of $218.7 Million

Data/Internet/Broadband Services Revenue Grows 17% Year-Over-Year

Operating Loss and Net Loss Narrow

COLUMBIA, MD (November 3, 2005) – Broadwing Corporation (NASDAQ: BWNG), a leading provider of optical network communications services and solutions, today announced its third quarter 2005 financial and operational results.

Revenue for the third quarter ended September 30, 2005 was $218.7 million, an increase of $55.2 million or 34% from $163.4 million in the third quarter 2004. The year-over-year increase primarily reflects both revenue contributions from the Focal Communications Corporation acquisition and organic growth in sales of legacy Broadwing data/Internet and broadband services. Excluding the impact of acquired Focal revenue, total revenue increased by approximately $14.3 million or 9% year-over-year.

“Our year-over-year revenue performance reflects the continued growth of our business despite a tough environment in which major competitors again reported double-digit revenue declines,” said Dr. David R. Huber, Broadwing’s Chairman and Chief Executive Officer. “We grew revenue in our targeted areas of data/Internet by 12% and broadband by 21% year-over-year. We believe customers choose Broadwing primarily because of our network capabilities, positive customer experience, and our ability to deliver leading-edge solutions, such as Converged Services.”

Net loss for the third quarter was $30.5 million, or a loss of $0.41 per share, as compared to a net loss of $36.8 million, or a loss of $0.69 per share for the third quarter 2004. The decline in the net loss year-over-year was due primarily to higher gross profit and lower R&D, restructuring, and interest expenses, partially offset by increased depreciation expense related to assets acquired in the Focal acquisition. The third quarter net loss narrowed from the second quarter net loss of $38.3 million, or a loss of $0.52 per share, due in part to reduced R&D, depreciation, restructuring and interest expense in the quarter.

“We narrowed our net loss by 17% year-over-year and by 20% quarter-over-quarter. This performance shows the progress we have made in moving the business toward profitability,” said Dr. Huber.

Quarterly Results Detail

Revenue includes the two main categories of data/Internet/broadband and long distance/local voice services. Revenue from sales of data/Internet and broadband services was $117.5 million, an increase of 2% from prior quarter and 17% from the third quarter 2004. Long-distance and local voice services revenue was $100.5 million, a decrease of 5% sequentially and an increase of 60% from the third quarter 2004. Revenue also included approximately $600,000 from sales of equipment and services associated with the Optical Convergence Switch (OCS) product line, which the Company discontinued in the third quarter.

“In the third quarter, we continued to experience declines in wholesale voice traffic volumes as a result of our decision to raise pricing in certain areas in reaction to rate increases we have received,” said Lynn Anderson, Chief Financial Officer. “We believe our long-term profitability will benefit from this pricing discipline. Our revenue performance quarter-over-quarter demonstrates execution on our strategy of targeted growth in data/Internet and broadband and management of our wholesale voice business to emphasize profitability over volume.”

Financial Position

Broadwing Communications, LLC, recently announced that it has entered into a revolving credit facility that potentially enables it to borrow up to $75.0 million from a group of lenders. The credit facility has a final maturity date of October 14, 2008, and is secured by a pledge of accounts receivable of Broadwing and its U.S. subsidiaries. The credit facility is subject to liquidity and other covenants typical for facilities of this type.

At September 30, 2005, cash, cash equivalents and investments were $137.9 million.

Of the $58.0 million in cash expended in the quarter, $33.3 million was used for the cash payment of interest and principal due to holders of the Company’s Senior Convertible Notes on August 19, 2005. Broadwing recently announced that it provided notice to the note holders that the Company also intends to pay in cash the $32.9 million of interest and principal due on the Convertible Notes on November 21, 2005. The November payment will be reflected in fourth quarter 2005 financial statements.

Capital expenditures totaled $10.6 million in the quarter, primarily related to network infrastructure management and customer-driven capacity expansion.

Quarter Highlights and Recent Announcements

During the third quarter Broadwing reported winning new business from a variety of premier customers and the expansion of product offerings.

Broadwing signed a three-year agreement with Fortune 200 insurance provider UnumProvident to design, build, and manage their data/VoIP private network. Broadwing designed a flexible network solution that incorporates four corporate and 40 remote sites and will handle UnumProvident’s internal VoIP, video and data applications.

ADESA, a Fortune 1000 provider of used and salvaged vehicle distribution services, awarded Broadwing a multi-year contract to provide long distance voice service. Broadwing’s responsiveness and ability to meet ADESA’s accelerated installation timeframes were major reasons the company chose Broadwing.

The Company recently announced that Healthcare Management Systems (HMS), a leader in revenue recovery and cost containment for government healthcare programs, has selected Broadwing’s Converged Service for their multi-site data communications network. HMS evaluated other MPLS solutions, but chose Broadwing’s Converged solution because of its superior performance, flexibility and security.

In product news, the Company announced general availability of two new SIP-enabled (Session Initiation Protocol) additions to its Voice over IP (VoIP) services portfolio – PSTNConnect SIP and Enterprise SIP. The PSTNConnect SIP and Enterprise SIP VoIP services are designed to meet the complex communications needs of carriers and multi-site enterprises. These products are compatible with the latest generation of advanced, SIP-based communications devices including PBXs, key systems and soft clients. Both products enable VoIP providers and enterprises to offer enhanced local voice services to end users in Broadwing’s local markets via a single IP connection to Broadwing’s Network. This arrangement eliminates the need for expensive PSTN gateways and multiple points of interconnection to the PSTN. Enterprise SIP enables multi-location enterprises to deploy national VoIP networks over their existing IP Wide Area Networks or as an application on a Broadwing supplied Converged Wide Area Network further easing VoIP deployment and integration challenges.

Broadwing also announced the expansion of its Media Services Network to more than 40 U.S. cities. This expansion nearly doubles the reach of Broadwing’s media network and now qualifies it as the largest DTM network in North America. This success-based expansion, driven in large part by the 2005-2006 sports season, demonstrates the positive reception that Broadwing Media Services has experienced in the marketplace.

In addition, Broadwing has launched a Managed Security Suite of services designed to help thwart IT security threats. The Managed IP Security Suite of products includes Managed Premises-based Security Services to assist enterprises with preventing, detecting and mitigating attacks against their networks and IT assets; SPAM and Virus Protection Service to prevent viruses from reaching a company’s network and to eliminate unsolicited bulk e-mail; and Denial of Service (DoS) notification and enhanced mitigation services that will help stop attacks in the Internet “cloud” before they threaten the customer’s network.

Webcast Information

Broadwing will host a conference call to review its third quarter 2005 results and other developments, today, November 3 at 10:30 AM ET. The live broadcast of the conference will be available via Broadwing’s website, www.broadwing.com. An archived audio of the conference call will be available for future reference through the Broadwing website at www.broadwing.com.

About Broadwing Corporation

Broadwing Corporation, through its consolidated subsidiary Broadwing Communications, LLC, delivers innovative data, voice, and media solutions to enterprises, service providers, and government entities. Enabled by its one-of-a-kind, all-optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. For more information, visit www.broadwing.com.

Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.

Investor Note Regarding Forward-Looking Statements

Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.

BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Quarter Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenue:
Total revenue	$218,659	$163,446	$659,137	$452,363

Operating expenses:
Total cost of revenue	143,470	111,493	438,428	307,782

Research and development	679	3,115	6,172	12,554
Selling, general and administrative	77,386	64,330	227,080	182,564
Litigation Settlement	0	0	2,000	0
Depreciation	23,403	10,009	78,115	25,069
Amortization	1,404	1,158	4,227	3,238
Equity-based expense	934	616	2,856	7,674
Restructuring and other charges	630	2,638	1,344	3,027

Total operating expenses	247,906	193,359	760,222	541,908

Operating loss	(29,247)	(29,913)	(101,085)	(89,545)

Interest expense, net of capitalized amounts	(3,150)	(8,645)	(17,124)	(26,726)
Other income and expense, net	1,862	1,756	5,861	7,475

Net loss	$(30,535)	$(36,802)	$(112,348)	$(108,796)

Net loss per share	$(0.41)	$(0.69)	$(1.55)	$(2.17)

Weighted average shares outstanding	73,711	53,302	72,570	50,116

BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Quarter Ended
	September 30, 2005	June 30, 2005
Revenue:
Total revenue	$218,659	$222,224

Operating expenses:
Total cost of revenue	143,470	147,335

Research and development	679	2,928
Selling, general and administrative	77,386	75,899
Depreciation	23,403	28,241
Amortization	1,404	1,404
Equity-based expense	934	974
Restructuring and other charges	630	1,027

Total operating expenses	247,906	257,808

Operating loss	(29,247)	(35,584)

Interest expense, net of capitalized amounts	(3,150)	(4,812)
Other income and expense, net	1,862	2,048

Net loss	$(30,535)	$(38,348)

Net loss per share	$(0.41)	$(0.52)

Weighted average shares outstanding	73,711	73,593

BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2005 (Unaudited)	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$37,731	$124,540
Short-term investments	100,187	100,139
Trade accounts receivable, net	88,592	94,731
Other current assets	22,707	24,027

Total current assets	249,217	343,437

Restricted cash, non-current	15,050	13,911
Long-term investments	0	49,676
Property and equipment, net	260,699	286,038
Intangible assets, net	26,225	30,152
Goodwill	58,354	48,696
Other non-current assets, net	12,105	9,080

Total assets	$621,650	$780,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable, net of discounts, and capital lease obligations, current portion	$62,908	$117,324
Accounts payable	24,496	12,452
Accrued expenses and other liabilities	85,191	95,028
Deferred revenue, current portion	11,529	11,752
Accrued restructuring and other charges	4,543	8,620

Total current liabilities	188,667	245,176

Notes payable, net of discounts, and capital lease obligations, net of current portion	20,764	52,218
Deferred revenue, net of current portion	13,953	13,608
Other long-term liabilities	14,248	14,949

Total liabilities	237,632	325,951

Stockholders’ equity:
Common stock*	744	679
Additional paid-in capital	3,178,900	3,137,928
Treasury stock, 1,228,180 shares at an average cost of $7.70 per share	(9,512)	(9,512)
Accumulated other comprehensive income (loss):
Unrealized investment gains (losses)	(427)	(717)
Accumulated deficit	(2,785,687)	(2,673,339)

Total stockholders’ equity	384,018	455,039

Total liabilities and stockholders’ equity	$621,650	$780,990

*	$0.01 per share par value; 1,900,000,000 authorized shares; 68,424,060 shares issued and 67,195,880 shares outstanding as of 12/31/04; 74,946,204 shares issued and 73,718,024 shares outstanding as of 9/30/05.

OTHER FINANCIAL INFORMATION

(In thousands)

	Three Months Ended
	September 30, 2005	September 30, 2004
Capital expenditures	$10,608	$11,440

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Investor and Media Contact:

Dawn Benchelt

Phone: (312) 895-8507

Investorinformation@broadwing.com